Exhibit 10.3

STOCKHOLDER’S AGREEMENT

THIS STOCKHOLDER’S AGREEMENT (this “Agreement”) is made as of September 28, 2022, by and between Grizzly New Pubco, Inc., a Delaware corporation (“New Pubco”), and [_] (“CDH Party”). Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, reference herein is made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among New Pubco, DTRT Health Acquisition Corp., a Delaware corporation (“SPAC”), Grizzly Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of New Pubco (“Merger Sub”), and Consumer Direct Holdings, Inc., a Montana corporation (the “Company”);

WHEREAS, subject to the terms and conditions of the Merger Agreement and consummation of the Transactions, as of the Closing Date the Company will become a direct, wholly-owned subsidiary of New Pubco and CDH Party will be issued shares of common stock of New Pubco;

WHEREAS, CDH Party acknowledges and agrees that (i) this Agreement is being entered into as part of the consummation of the Merger Agreement and the Transactions, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, New Pubco, SPAC and Merger Sub entering into the Merger Agreement and consummating the Transactions, (iii) CDH Party will receive substantial direct and indirect benefits by the consummation of the Transactions, and (iv) New Pubco, SPAC and Merger Sub and their respective Affiliates would not obtain the benefit of the bargain set forth in the Merger Agreement as specifically negotiated by the parties thereto if CDH Party breached the provisions of this Agreement;

WHEREAS, as a condition to the consummation of the Transactions, CDH Party has agreed to enter into this Agreement;

WHEREAS, CDH Party further acknowledges and agrees that, as of the date of the Transactions, it directly or indirectly owns an equity interest in the Company and the following covenants and obligations placed upon it are necessary and appropriate to protect the value of the goodwill, confidential and proprietary information, and trade secrets of the Company; and

WHEREAS, New Pubco benefits from the protection of the goodwill, confidential and proprietary information, and trade secrets of the Company, which after the Closing, will be a wholly owned subsidiary of New Pubco.

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

(a) “Affiliates” means, with respect to any Person, any Person controlling, controlled by or under common control with such Person; provided that the spouse, siblings, parents and children of a CDH Party shall not be considered Affiliates of such CDH Party except for purposes of Section 3(c).

(b) “Competing Business” means any business that is, as of the Closing Date, (i) competitive with the business operated by the Company or any of its Subsidiaries within the Territory, or (ii) demonstrably anticipated to be operated by the Company or any of its Subsidiaries within the Territory within twelve (12) months of the Closing Date.

(c) “Confidential Information” means all information of the Company or its Subsidiaries of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, financial condition, services, products, or research or development of the Company or its Subsidiaries, or any of their respective suppliers, customers, independent contractors, or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans, strategies, and practices, cost, rate and pricing structures, and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ respective suppliers, customers, independent contractors, or other business relations, and their confidential information; and (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, models, data and data bases relating thereto, and any other information from which any of the foregoing may be reasonably derived. Notwithstanding the foregoing, Confidential Information shall not include information that (A) is or becomes generally known or available to the public through no unauthorized action or omission, including a breach of any confidentiality obligations, or any other action or omission outside of the ordinary course of business at or prior to the time of disclosure, (B) becomes known to CDH Party after the Closing Date without any restriction on disclosure, which, to CDH Party’s actual knowledge, has not been disclosed to CDH Party in violation of any Contract, or (C) is required to be disclosed by any Law provided CDH Party has compiled with Section 2 prior to disclosing such information.

(d) “Restricted Period” means a period commencing on the Closing Date and continuing for five (5) years thereafter.

(e) “Representatives” means a Party’s Affiliates, attorneys, accountants, financial advisors or other representatives.

(f) “Territory” means any state that the Company or any of its Subsidiaries operates or is demonstrably considering operating in as of the Closing Date.

2. Confidentiality. From and after the date hereof, CDH Party shall, and shall cause its Representatives to, keep confidential and not use or disclose any Confidential Information. CDH Party further agrees to take all appropriate steps (and to cause each of its Representatives to take all appropriate steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. If CDH Party is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such Confidential Information, CDH Party shall promptly notify New Pubco of any such request or requirement so that New Pubco may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 2. If, in the absence of a protective order or other remedy or the receipt of a waiver by New Pubco, CDH Party is required to disclose such information, CDH Party, without liability hereunder, may disclose that portion of such information that he believes in good faith he is legally required to disclose. CDH Party may only disclose such Confidential Information to those of his Representatives who (A) need to know such information, and (B) either agree to maintain the confidentiality of such information pursuant to the terms of this Section 2 or are subject to obligations of confidentiality by law or professional code of conduct. CDH Party shall be liable to New Pubco for the breach of this Section 2 by any of his Representatives. Notwithstanding the foregoing, (A) CDH Party may use and disclose Confidential Information (i) in the ordinary course of business in connection with CDH Party’s role as an employee and/or director of the Company and its Subsidiaries and (ii) as reasonably necessary in connection with the Transactions; and (B) it is understood that CDH Party is free to use information that is generally known in the Company’s trade or industry, which is not gained as result of a breach of this Section 2.

3. Restrictive Covenants.

(a) During the Restricted Period, CDH Party agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly, whether as principal, partner, officer, director, employee, consultant, manager, member, or stockholder, own, manage, operate, participate in, provide any financing to, consult with, render services for, control, acquire, or otherwise engage in or assist any other Person with engaging in, any business that engages in a Competing Business within the Territory; provided, that nothing herein shall prohibit CDH Party from (i) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded so long as CDH Party has no active participation in the business of such corporation, (ii) owning New Pubco’s capital stock, (iii) being a principal, partner, officer, director, employee, consultant, or manager of New Pubco, the Company, or any of their Subsidiaries.

(b) During the Restricted Period, CDH Party agrees that it shall not, and shall cause its Affiliates not to, directly or indirectly (i) solicit, induce or attempt to induce any employee or individual retained as an independent contractor of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee or independent contractor thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the preceding six (6)-month period, or (iii) call on, solicit, or service any customer, supplier, or other business relation of the Company or any of its Subsidiaries (including any Person that was a customer, supplier, or other potential business relation of the Company or its Subsidiaries with respect to the business at any time during the twelve (12)-month period immediately prior to the Closing), to induce or attempt to induce such Person to cease doing business with the Company or any of its Subsidiaries, or in any way adversely interfere with the relationship between any such customer, supplier or business relation and the Company, or any of its Subsidiaries (including making any negative statements or communications about the Company, New Pubco, or any of their Subsidiaries).

(c) From and after the date hereof, CDH Party agrees that it shall not, and shall cause its Affiliates not to, knowingly make, publish or communicate to any Person any oral or written statement that disparages or places the Company, any of its Subsidiaries, SPAC, or New Pubco, or any of their respective officers, directors, members, managers, employees, stockholders, or agents, in respect thereof in a false or negative light, except (i) in connection with a legal proceeding in which the Company, CDH Party or such Affiliate, officer, director or equityholder is under oath or responding to a subpoena or is otherwise required by Law to cooperate with a Governmental Authority, and (ii) in responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement.

(d) CDH Party acknowledges and agrees that (i) the Company prior to and following the Closing competes with other similar businesses that are or could be located within the Territory; (ii) SPAC and New Pubco have required that CDH Party make the covenants set forth in Section 3 of this Agreement as a condition to consummation of the Transactions; (iii) the provisions of Section 3 of this Agreement are reasonable and necessary to protect and preserve New Pubco’s and the Company’s interests in and operation of the Company’s business (including but not limited to the goodwill of the Company’s business) from and after the Closing; (d) CDH Party will receive substantial Merger Consideration in the Transactions; (e) New Pubco, SPAC, and the Company would be irreparably damaged if CDH Party were to breach the covenants set forth in Section 3 of this Agreement; and (f) the provisions of Section 3 of this Agreement do not prevent or preclude CDH Party from earning a suitable livelihood.

(e) If any term or provision of this Section 3 shall be determined by any court of competent jurisdiction to be invalid, illegal, or unenforceable, in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining terms and provisions of this Section 3 enforceable. This Section 3 as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly acknowledge that the provisions of this Section 3 are reasonable in terms of duration, scope, and area restrictions and are necessary to protect the goodwill of New Pubco, the Company or any of their Subsidiaries’ businesses, and the substantial investment made by New Pubco and SPAC hereunder.

4. Remedies. In the event of a breach of any covenant set forth in Sections 2 or 3 of this Agreement, New Pubco shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to New Pubco or any of its Affiliates at law or in equity:

(a) the right and remedy to have the provisions of Sections 2 or 3 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions would cause irreparable injury to New Pubco or such Affiliate and that money damages would not provide an adequate remedy to New Pubco or such Affiliate; and

(b) the right and remedy to require CDH Party to account for and pay over to New Pubco or such Affiliate any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the provisions of Sections 2 or 3.

5. Tolling of Restriction. If CDH Party is found to have violated any of the provisions of Section 3, CDH Party agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by CDH Party. It is the intent of this paragraph that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenants so that New Pubco may obtain the full and reasonable protection for which it contracted and so that CDH Party may not profit by any breach of such covenants.

6. Representations and Warranties. CDH Party hereby represents and warrants to New Pubco, as of the date hereof and as of the Closing Date, as follows:

(a) CDH Party is the sole record owner and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, or has a valid proxy to vote, the CDH Party Shares, free and clear of any Liens (other than as created by this Agreement or the Organizational Documents of the Company). Other than the shares of Company Common Stock set forth on Schedule 1 (the “CDH Party Shares”), CDH Party does not own beneficially or of record any shares of Company Common Stock (or any securities convertible into shares of Company Common Stock) or any interest therein.

(b) CDH Party, except as provided in this Agreement, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, whether by ownership or by proxy, in each case, with respect to CDH Party’s shares of Company Common Stock, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of CDH Party’s shares of Company Common Stock, that is inconsistent with CDH Party’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of CDH Party’s shares of Company Common Stock that is inconsistent with CDH Party’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c) CDH Party affirms that it has all requisite power and authority to, and has taken all action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by CDH Party and, subject to the due execution and delivery of this Agreement by New Pubco, constitutes a legally valid and binding agreement of CDH Party enforceable against CDH Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by CDH Party from, or to be given by CDH Party to, or to be made by CDH Party with, any Governmental Authority in connection with the execution, delivery and performance by CDH Party of this Agreement, the consummation of the transactions contemplated hereby or the Transactions.

(e) The execution, delivery and performance of this Agreement by CDH Party does not, and the consummation of the transactions contemplated hereby and the Transactions will not, constitute or result in (i) a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of CDH Party pursuant to any Contract binding upon CDH Party or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby) compliance with the matters referred to in Section 6(d), under any applicable Law to which CDH Party is subject or (ii) any change in the rights or obligations of any party under any Contract legally binding upon CDH Party, except for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair CDH Party’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or the Transactions.

(f) There is no Action pending against CDH Party or, to the knowledge of CDH Party, threatened against CDH Party that, in any manner, questions the beneficial or record ownership of CDH Party’s shares of Company Common Stock or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by CDH Party of its obligations under this Agreement.

(g) Except as described on Schedule 4.21 of the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by CDH Party, for which New Pubco, the Company or any of their respective Affiliates may become liable.

(h) CDH Party understands and acknowledges that SPAC and New Pubco are entering into the Merger Agreement in reliance upon CDH Party’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of CDH Party contained herein.

7. Waiver and Release of Claims. CDH Party covenants and agrees as follows:

(a) Effective upon and contingent on the Closing, in consideration for CDH Party’s portion of the Merger Consideration, CDH Party, on behalf of himself and his Affiliates, and each of their respective successors and assigns, hereby fully, unconditionally and irrevocably waives, releases, acquits and forever discharges the SPAC Parties and the Company, and each Subsidiary of the foregoing and their respective Representatives and equityholders, and each of their respective successors and assigns (collectively, “Released Parties”) from any claims, suits, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments, debts, dues, or liabilities of any kind (including claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses), or Actions which CDH Party has or may have against any Released Party, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist (collectively, “Claims”) solely to the extent such Claims arise or relate to CDH Party’s ownership of equity of the Company prior to Closing and the information set forth on the Allocation Schedule (collectively, the “Released Claims”); provided, that, for the avoidance of doubt, this release does not extend to, and CDH Party will not be deemed to have waived, released, acquitted or discharged, any Claim arising from or related to (A) CDH Party’s rights under the Merger Agreement (including, but not limited to, CDH Party’s right to receive its portion of the Merger Consideration) or under any other Transaction Document to which CDH Party is a party, (B) any rights of CDH Party to indemnification or exculpation as an officer, director, member, manager, employee, or agent of New Pubco, the Company or any Subsidiary of either of them, (C) salary, bonuses, or other employment benefits earned by or otherwise owed to CDH Party pursuant to a written agreement with New Pubco, the Company, or any Subsidiary of either of them or under any existing employee benefit plans of any of them, (D) any rights that cannot be waived by operation of law and (E) under any Company Related Party Contract. CDH Party shall refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any Action of any kind against any Released Party based upon any Released Claim. The release contained herein is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, law, implied or express contract, discrimination of any sort or any other grounds. To the extent permitted by applicable Law, CDH Party expressly waives the benefit of any Law, which, if applied to the release set forth herein, would otherwise exclude from its binding effect any claim not known on the date hereof to exist.

(b) CDH Party represents and acknowledges that: (i) he has read this release and understands its terms and has been given an opportunity to ask questions of the Released Parties’ Representatives and (ii) in signing this release he does not rely, and has not relied, on any representation or statement not set forth in this release made by any Representative of the Released Parties or anyone else with regard to the subject matter, basis or effect of this release or otherwise. CDH Party further represents and acknowledges that he may hereafter discover facts in addition to or different from those which the he now knows or believes to be true with respect to the subject matter herein, and that he may hereafter come to have a different understanding of the Law that may apply to potential claims which the undersigned is releasing hereunder, but the undersigned affirms that, except as is otherwise specifically provided above, it is his intention to fully, finally and forever settle and release any and all Released Claims. In furtherance of this intention, CDH Party acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) CDH Party hereby forever waives his dissenter, appraisal, or similar rights with respect to the Transactions under applicable Law or pursuant to any agreement between CDH Party and the Company and agrees to take all further necessary or desirable actions reasonably requested by the SPAC Parties or the Company to evidence such waiver. For the avoidance of doubt, CDH Party acknowledges and agrees that he hereby withdraws any written objections to the Transactions, if any, with respect to the Company Common Stock and forever waives any appraisal, dissenter or similar rights with respect to the Company Common Stock under Part 13 of the MBCA or any other right to object to the Merger Agreement, the Mergers, or the Transactions, whether or not CDH Party has previously made a written demand upon the Company and otherwise complied with the appraisal, dissenter or similar rights under Part 13 of the MBCA.

8. Post-Closing Directors. CDH Party acknowledges that, pursuant to the terms of the Merger Agreement, CDH Party, together with the other Pre-Closing Holders, on the one hand, and DTRT Health Sponsor LLC, a Delaware limited liability company (“Sponsor”), on the other hand, each nominated certain individuals to serve on the New Pubco Board and agrees that he shall not take any action intended to remove or cause the removal of the individual(s) nominated by Sponsor during such the initial term of individual(s) as a director, unless such removal is approved by the Sponsor.

9. Successors and Assigns; Third Party Beneficiaries; Assignment. This Agreement will be binding upon CDH Party and will inure to the benefit of New Pubco and its successors. The parties hereto expressly agree that SPAC and the Company are intended third party beneficiaries of this Agreement and Sponsor is an intended third party beneficiary of Section 8.

10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11. Jurisdiction; WAIVER OF TRIAL BY JURY. Any action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court, and agrees not to bring any action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12. Severability. Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid, but if any provision or term of this Agreement is held to be prohibited or invalid, then such provision or term will be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement. If any of the covenants set forth in Section 3 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be reformed to conform to the greatest restriction consistent with reasonableness and public policy, and will be considered divisible with respect to scope, time and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against CDH Party to the greatest extent permissible.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile or electronic (.pdf) signature and a facsimile or electronic (.pdf) signature shall constitute an original for all purposes.

14. Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day); provided that, with respect to New Pubco, the notice or other communication is sent to the address or email address set forth in Section 11.02 of the Merger Agreement, and with respect to CDH Party, the notice or other communication is sent to the address on the signature page hereto, or to such other address or email address as New Pubco or CDH Party, as applicable, may hereafter specify for the purpose by notice to each other party hereto.

16. Attorneys’ Fees; Costs. In the event of any action to enforce or interpret any provision of this Agreement, each party shall be responsible for its own attorneys’ fees and other costs and expenses.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among CDH Party and any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the parties hereto except as expressly set forth or referenced in this Agreement.

18. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement.

19. Termination. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

[Remainder of this page is intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the date first written above.

NEW PUBCO:

GRIZZLY NEW PUBCO, INC.

By:
Name:	Mark Heaney
Title:	President and Secretary

[Signature Page to Stockholder’s Agreement]

CDH PARTY

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Address for notice:
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[Signature Page to Stockholder’s Agreement]